UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 1999


                      Transnational Financial Network, Inc.
        (Exact name of small business issuer as specified in its charter)


California                          1-14219                 94-2964195
(State or other jurisdiction    (Commission File            (I.R.S.Employer
of incorporation)                    Number)                Identification No.)

401 Taraval Street, San Francisco, CA                       94116
(Address of principal executive offices)                    (Zip Code)



(Registrant's telephone number, including area code: (415) 242-7800


              (Former name, former address and former fiscal year,
                         if changed since last report)




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Item 2. Acquisition or Disposition of Assets.

On July 30, 1999, the registrant acquired all of the issued and outstanding shares of Common Stock of LRS, Inc. from its two shareholders, William Russell and Teri Saldivar. LRS, Inc. is a mortgage banking company located in Campbell, California. The registrant paid $3.6 million for the stock of which $1.5 million was in cash and $2.1 million was paid in 579,310 shares of the registrant's Common Stock. The cash was provided from the registrant's cash reserves. The agreement also provides that additional payments will be made to the former shareholders of LRS, Inc. for a four year period subsequent to the acquisition, based on an earn out formula equal to 50% of the pretax earnings from a defined profit center. The maximum amount to be paid to the former shareholders for such earnings during the earn out period is $3.2 million. Mr. Russell and Ms. Saldivar also entered into employment agreements.

Item 7.  Financial Statements and Exhibits.

The registrant will file by amendment the financial statements of the business acquired and the pro forma financial information required by this Item 7 not later than 60 days after the date that the original report on this Form 8-K must be filed. The registrant anticipates that this financial information will be filed around October 1, 1999.

(c)      Exhibits - Stock Purchase Agreement for 100 Percent of the
                    Common Stock of LRS, Inc.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf, thereby duly authorized.



Date: August 13, 1999
                                            Transnational Financial Corporation



                                            Joseph Kristul, President


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